EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER DANIELS MIDLAND COMPANY

June 30, 2003

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:
	Organized Under Laws of	Ownership
ADM Agri-Industries Company (A)	Canada	100
ADM Canadian Holdings BV (A)	Netherlands	100
ADM Europe BV (B)	Netherlands	100
ADM European Management Holding GmbH & Co. KG (C)	Germany	100
ADM German Holdings BV (D)	Netherlands	100
ADM International Ltd. (C)	United Kingdom	100
ADM Ireland Holdings Ltd. (B)	Ireland	100
ADM Ringaskiddy Unlimited Liability Co. (B)	Ireland	100
ADM Worldwide Holdings LP (E)	Cayman Islands	100

(A) ADM Agri-Industries Company and ADM Canadian Holdings BV each have fifteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) ADM Europe BV, ADM Ireland Holdings Ltd., and ADM Ringaskiddy Unlimited Liability Co. each have forty-five subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM European Management Holding GmbH & Co. KG and ADM International Ltd. each have forty-three subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(D) ADM German Holdings BV has forty-four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(E) ADM Worldwide Holdings LP has twelve subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

The names of fifty-nine domestic subsidiaries and sixty international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.